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                                                                    EXHIBIT 99.2

                               BOARD OF DIRECTORS

                     CORPORATE GOVERNANCE COMMITTEE CHARTER

ORGANIZATION

Membership

The Corporate Governance Committee consists of at least three directors, each of whom shall be independent, as such term is defined in the Corporate Governance Principles of the Board of Directors (the "Board"). Membership on the Corporate Governance Committee is determined annually by the Board upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee Chairman is appointed by the Board. Should any member of the Corporate Governance Committee cease to be independent, such member shall immediately resign his or her membership on the Corporate Governance Committee.

Meetings

The Corporate Governance Committee meets at least twice each year. Additional meetings are scheduled as needed. A majority of the members of the Corporate Governance Committee shall constitute a quorum for the transaction of business. Minutes are recorded by the Secretary to the Corporate Governance Committee. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Corporate Governance Committee. The Corporate Governance Committee may also act by unanimous written consent without a meeting.

PURPOSE

The Corporate Governance Committee (1) identifies individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of shareholders; (2) recommends to the Board any changes in the Company's Corporate Governance Principles; (3) leads the Board in its annual review of the Board's performance, and makes recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (4) recommends to the Board director nominees for each Board committee; (5) reviews the Company's efforts to promote diversity among directors, officers, employees and contractors; (6) ensures an orientation for all directors; and (7) performs such other functions as are allocated to it under the Corporate Governance Principles.

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RESPONSIBILITIES

The Corporate Governance Committee shall:

1. Have the authority to retain and terminate any search firm to be used to identify any director candidates and shall have authority to approve the search firm's fees and other retention terms.

2. Periodically review and recommend any changes in the size, composition, organization and operational structure of the Board and its standing committees. The Corporate Governance Committee shall also periodically review and reassess the adequacy of the Company's Corporate Governance Principles, and recommend any proposed changes to the Board for approval.

3. Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board membership.

4.    Identify and recommend potential candidates for election to the Board.

5. Make recommendations to the Board on committee assignments and the position of chairman of each committee.

6. Review and make recommendations to the Board on the Company's efforts to promote diversity among directors, officers, employees and contractors.

7. Monitor ongoing developments pertaining to corporate governance practices and initiatives.

8. Evaluate the performance of the Board annually, as well as the effectiveness of the Board, each committee and individual directors.

9. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. Additionally, the Corporate Governance Committee shall annually evaluate its own performance.

10.   Recommend to the Board the slate of Company Officers for election.

11. Approve or disapprove directorships prior to acceptance by an Officer of the Company.

12.   Review potential conflicts of interest of members of the Board.

REPORTING RESPONSIBILITY

All actions taken by the Corporate Governance Committee shall be reported to the Board at the next Board meeting following such action.

In addition, corporate governance matters may be discussed in executive session with the full Board during the course of the year.

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